                                                                   EXHIBIT 10.80

                              EMPLOYMENT AGREEMENT

           This Employment Agreement dated for reference May 19, 2000.

BETWEEN:

          QLT INC., having an address of 887 Great Northern Way, Vancouver, British Columbia, V5T 4T5, Canada,

          ("QLT" or the "COMPANY")

AND:

          DR. ALAIN CURAUDEAU, having an address of 501 Brighton Circle, Devon, Pennsylvania 19333, USA,

          ("DR. CURAUDEAU" or the "EMPLOYEE")

WHEREAS:

A. QLT is a world leader in the development and commercialization of proprietary pharmaceutical products for use in photodynamic therapy, an emerging field of medicine utilizing light-activated drugs in the treatment of disease;

B. QLT has offered to Dr. Curaudeau, and Dr. Curaudeau has accepted, employment with QLT as Vice President of Project Planning and Management; and

C. QLT and Dr. Curaudeau wish to enter into this Agreement to set out the terms and conditions of Dr. Curaudeau's employment with QLT.

     NOW THEREFORE in consideration of $10.00, the promises made by each party to the other as set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT and Dr. Curaudeau agree as follows:

1.       POSITION AND DUTIES

1.1 POSITION - QLT will employ Dr. Curaudeau in the position of Vice President, Project Planning and Management, and Dr. Curaudeau agrees to be employed by QLT in this position, subject to the terms and conditions of this Agreement.

1.2 DUTIES, REPORTING AND EFFORTS - In the performance of his duties as Vice-President, Project Planning and Management, Dr. Curaudeau shall, in accordance with his Accountability Statement, as may be amended from time to time:

     (a) OVERALL RESPONSIBILITIES - Have overall responsibility for the development, implementation and coordination of the Company's project planning and management policies, objectives and operations in a manner that will ensure achievement of the Company's overall long-term strategic objectives.

     (b) PROJECT PLANNING AND MANAGEMENT - Personally undertake and/or delegate all senior administrative responsibilities pertaining to day-to-day project planning and management at QLT, in accordance with policies established from time to time by the President of the Company (the


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                                                                   EXHIBIT 10.80


          "PRESIDENT") and by the Board of Directors of the Company (the
          "BOARD").

     (c)  REPORT - Report, as and when required, to the President.

     (d) BEST EFFORTS - Use his best efforts, industry and knowledge to improve and increase QLT's business and to ensure that QLT is at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations pertaining to QLT business, and in particular, project planning and management at QLT.

     (e) WORKING DAY - Devote the whole of his working day attention and energies to the business and affairs of QLT.

2.       COMPENSATION

2.1 ANNUAL COMPENSATION - In return for his services under this Agreement, the Company agrees to pay or otherwise provide the following total annual compensation to Dr. Curaudeau:

     (a) BASE SALARY - A base salary in the amount of US$170,000 in 24 equal installments payable semi-monthly in arrears, subject to periodic reviews at the discretion of the President and the Board.

     (b) BENEFIT PLANS - Coverage for Dr. Curaudeau and his eligible dependents under any employee benefit plans provided by/through QLT to its employees, subject to:

          I.   Each plan's terms for eligibility,
          II. Dr. Curaudeau taking the necessary steps to ensure effective enrollment or registration under each plan, and
          III. Customary deductions of employee contributions for the premiums of each plan.

         As at the date of this Agreement, the employee benefit plans provided by/through QLT to its employees include life insurance, accidental death and dismemberment insurance, dependent life insurance, vision-care insurance, health insurance, dental insurance and short and long term disability insurance. QLT and Dr. Curaudeau agree that the employee benefit plans provided by/through QLT to its employees may change from time to time.

     (c) EXPENSE REIMBURSEMENT - Reimbursement, in accordance with the Company's Policy and Procedures Manual (as amended from time to time), of all reasonable business related promotion, entertainment and/or travel expenses incurred by Dr. Curaudeau, subject to him maintaining proper accounts and providing documentation for these expenses upon request.

     (d) VACATION - Four weeks of paid vacation per year, as may be increased from time to time in accordance with QLT's standard vacation policy. As per the Company's Policy and Procedures Manual (as amended from time to time), unless agreed to in writing by the Company:

          I. All vacation must be taken within one year of the year in which it is earned by Dr. Curaudeau, and
          II.  Vacation entitlement shall not be cumulative from year to year.

     (e) RRSP CONTRIBUTIONS - Provided the conditions set out below have been satisfied, in January or February of the year following the year in which the income is earned by Dr. Curaudeau (the "INCOME YEAR"), QLT shall make a contribution of up to 7% of Dr. Curaudeau's annual base salary for the Income Year to Dr. Curaudeau's Registered Retired Savings Plan ("RRSP"). The contribution to Dr. Curaudeau's RRSP as set out above is subject the following conditions:


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                                                                   EXHIBIT 10.80


          I. The maximum contribution to be made by the Company to Dr. Curaudeau's RRSP is 50% of the annual limit for Registered Retirement Savings Plans as established by Revenue Canada for the Income Year,

          II. Dr. Curaudeau must have contributed an equal amount into his RRSP, and

          III. Dr. Curaudeau is still actively employed by the Company when the matching contribution would otherwise be made.

     (f) CASH INCENTIVE COMPENSATION PLAN - Participation in the Cash Incentive Compensation Plan offered by QLT to its senior executives in accordance with the terms of such Plan, as amended from time to time by the Board. The amount of the payment granted, if any, is at the discretion of the Executive Compensation Committee of the Board.

     (g) STOCK OPTION PLAN - Participation in any stock option plan offered by QLT to its employees, in accordance with the terms of the plan in effect at the time of the stock option offer(s).

2.2 ADDITIONAL COMPENSATION - In return for his services under this Agreement, the Company also agrees to pay or otherwise provide additional special compensation to Dr. Curaudeau as more particularly set out in SCHEDULE A to this Agreement.

3.       RESIGNATION

3.1 RESIGNATION - Dr. Curaudeau may resign from his employment with QLT by giving QLT 60 days prior written notice (the "RESIGNATION NOTICE") of the effective date of his resignation. On receiving a Resignation Notice, QLT may elect to provide the following payments in lieu of notice to Dr. Curaudeau and require him to leave the premises forthwith:

     (a) BASE SALARY - Base salary owing to Dr. Curaudeau for the 60-day notice period.

     (b) BENEFITS - Except as set out below in this subparagraph 3.1(b), for the 60-day notice period, all employee benefit plan coverage enjoyed by Dr. Curaudeau and his eligible dependents prior to the date of his Resignation Notice. Dr. Curaudeau acknowledges and agrees that pension and short and long term disability plans provided through the Company will not be continued beyond the last day that Dr. Curaudeau works at the Company's premises (the "LAST ACTIVE DAY").

     (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with the Company's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Dr. Curaudeau prior to his Last Active Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

     (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to Dr. Curaudeau as at the expiry of the 60-day notice period.

     (e) PRORATED RRSP CONTRIBUTION - A prorated contribution to Dr. Curaudeau's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Curaudeau, up to and including the 60-day notice period, and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

3.2 OTHERS - In the event of resignation of Dr. Curaudeau as set out in paragraph 3.1, the parties agree:



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                                                                   EXHIBIT 10.80


     (a) NO BONUS - Dr. Curaudeau will have no entitlement to participate in the Company's Cash Incentive Compensation Plan for the year in which he resigns his employment with QLT; and

     (b) STOCK OPTION PLAN - Dr. Curaudeau's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Dr. Curaudeau.

4.       RETIREMENT

4.1 RETIREMENT - Effective the date of retirement (as defined in the Company' Policy and Procedures Manual, as amended from time to time) of Dr. Curaudeau from active employment with the Company, the parties agree that:

     (a) THIS AGREEMENT - Subject to the provisions of paragraph 10.6, both parties' rights and obligations under this Agreement will terminate without further notice or action by either party.

     (b) STOCK OPTIONS - Dr. Curaudeau's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Dr. Curaudeau.

5.       TERMINATION

5.1 TERMINATION FOR CAUSE - QLT reserves the right to terminate Dr. Curaudeau's employment at any time for any reason. Should Dr. Curaudeau be terminated for cause, he will not be entitled to any advance notice of termination or pay in lieu thereof.

5.2 TERMINATION OTHER THAN FOR CAUSE - QLT reserves the right to terminate Dr. Curaudeau's employment at any time without reason. However, if QLT terminates Dr. Curaudeau's employment for:

     (a)  Any reason other than for cause, or

     (b) Any reason not covered by a separate Change in Control Letter Agreement dated of even date between QLT and Dr. Curaudeau,

     then, except in the case of Dr. Curaudeau becoming completely disabled (which is provided for in paragraph 5.8) and subject to the provisions set forth below, Dr. Curaudeau shall be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in paragraph 5.3.

5.3 SEVERANCE NOTICE AND PAY - In the event QLT terminates Dr. Curaudeau's employment as set out in paragraph 5.2, Dr. Curaudeau shall be entitled to:

     (a) NOTICE - Advance written notice of termination ("SEVERANCE NOTICE"), or pay in lieu thereof ("SEVERANCE Pay"), or any combination of Severance Notice and Severance Pay, as more particularly set out below:

          I. A minimum of six months Severance Notice, or Severance Pay in lieu thereof, and

          II. One additional month's Severance Notice for each complete year of continuous employment with the Company,

         up to a maximum total of 24 months' Severance Notice, or Severance Pay in lieu of Severance


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                                                                   EXHIBIT 10.80


          Notice. Dr. Curaudeau acknowledges and agrees that Severance Pay is in respect of base salary only and will be made on a bi-weekly or monthly basis, at the Company's discretion.

     (b) BENEFITS - Except as set out below, for 30 days after Dr. Curaudeau's Last Active Day, all employee benefit plan coverage enjoyed by Dr. Curaudeau and his dependents prior to the date of termination. Thereafter, and in lieu of employee benefit plan coverage, Dr. Curaudeau shall receive compensation ("BENEFITS COMPENSATION") in the amount of 10% of his base salary for the balance of his Severance Notice period. Dr. Curaudeau acknowledges and agrees that pension and short and long term disability plans provided through the Company will not be continued beyond Dr. Curaudeau's Last Active Day.

     (c) OUT PLACEMENT COUNSELING - In the event QLT terminates Dr. Curaudeau's employment as set out in paragraph 5.2, in the year following termination, QLT will pay to an out placement counseling service (to be agreed to by Dr. Curaudeau and QLT) a maximum of Cdn$5,000 for assistance rendered to Dr. Curaudeau in seeking alternative employment.

     (d) OTHER COMPENSATION - In the event QLT terminates Dr. Curaudeau's employment as set out in paragraph 5.2, the parties further agree as follows:

          I. The Company will reimburse (in accordance with the Company's Policy and Procedures Manual, as amended from time to time) Dr. Curaudeau for all reasonable business related promotion, entertainment and/or travel expenses incurred by Dr. Curaudeau prior to the date of termination, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

          II. The Company will make a payment to Dr. Curaudeau in respect of his accrued but unpaid vacation pay to the date of termination.

          III. The Company will make a prorated contribution to Dr. Curaudeau's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Curaudeau and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

          IV. The Company will make a prorated payment to Dr. Curaudeau in respect of his entitlement to participate in the Company's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Curaudeau and the entitlement to be at the maximum level Dr. Curaudeau would have otherwise been eligible to receive in the current calendar year.

          V. Dr. Curaudeau's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Dr. Curaudeau.

5.4 ACKNOWLEDGEMENT - Dr. Curaudeau acknowledges and agrees that in the event QLT terminates Dr. Curaudeau's employment as set out in paragraph 5.2, in providing:

     (a)  The Severance Notice or Severance Pay, or any combination thereof;
     (b)  The Benefits Compensation;
     (c) Out placement counseling service as more particularly set out in subparagraph 5.3(c); and
     (d)  The other compensation set out in subparagraph 5.3(d);

     the Company shall have no further obligations, statutory or otherwise, to Dr. Curaudeau in respect of this Agreement and Dr. Curaudeau's employment under this Agreement.



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                                                                   EXHIBIT 10.80


5.5  DUTY TO MITIGATE

     (a) DUTY TO MITIGATE - Dr. Curaudeau acknowledges and agrees that if his employment is terminated as set out in paragraph 5.2, his entitlement to Severance Pay, Benefits Compensation and other compensation as set out in paragraph 5.3 is subject to his duty to mitigate such payments by looking for and accepting suitable alternative employment or contract(s) for services.

     (b) NOTICE - If Dr. Curaudeau obtains new employment or contract(s) for services of four weeks or longer, Dr. Curaudeau agrees that he will notify QLT of this fact in writing (the "NEW EMPLOYMENT NOTICE") within five working days of such an occurrence and in this event the following provisions apply:

          I. Dr. Curaudeau acknowledges and agrees that his entitlement to Severance Pay and Benefits Compensation will cease as of the date on which his new employment or contract for services commences.

          II. Within 10 working days of receipt of the New Employment Notice from Dr. Curaudeau, QLT agrees that it will pay Dr. Curaudeau a lump sum amount equivalent to 50% of the Severance Pay and Benefits Compensation as set out in paragraph 5.3 otherwise owing to Dr. Curaudeau for the balance of the Severance Notice period.

5.6 FUNDAMENTAL BREACH - Dr. Curaudeau acknowledges and agrees that failure by him to provide the New Employment Notice to QLT within five working days as set out in paragraph 5.5, or him providing employment or contract(s) for services to a company which is in direct competition with QLT in breach of paragraph 8.1, will be deemed to be a fundamental breach of this Agreement and QLT's obligations to pay Severance Pay, Benefits Compensation and other compensation as set out in paragraph 5.3 shall cease immediately.

5.7 NO DUPLICATION - In the event that the Severance Pay provisions of this Agreement and the payment provisions of the Change in Control Agreement are both applicable, Dr. Curaudeau agrees that he will give written notice to the Company with respect to which agreement he wishes to be paid out under and that he is not entitled to severance pay under both agreements.

5.8       TERMINATION DUE TO INABILITY TO ACT

     (a) TERMINATION - QLT may immediately terminate this Agreement by giving written notice to Dr. Curaudeau if he becomes completely disabled (defined below) to the extent that he cannot perform his duties under this Agreement either:

          I.   For a period exceeding six consecutive months, or

          II. For a period of 180 days (not necessarily consecutive) occurring during any period of 365 consecutive days,

         and no other reasonable accommodation can be reached between QLT and Dr. Curaudeau. Notwithstanding the foregoing, QLT agrees that it will not terminate Dr. Curaudeau pursuant to this provision unless and until Dr. Curaudeau has been accepted by the insurer for ongoing long-term disability payments or, alternatively, has been ruled definitively ineligible for such payments.

     (b) PAYMENTS - In the event of termination of Dr. Curaudeau's employment with the Company pursuant to the provisions of this paragraph 5.8, the Company agrees to pay to Dr. Curaudeau Severance Pay and Benefits Compensation as set out in paragraph 5.3 and in this situation:



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                                                                   EXHIBIT 10.80


          I. While he is completely disabled Dr. Curaudeau shall have no duty to mitigate the payments owing to him by looking for and accepting suitable alternative employment or contract(s) for service, and

          II. If Dr. Curaudeau ceases to be completely disabled, then the provisions of paragraphs 5.5 (duty to mitigate and notice of new employment) and 5.3(c) (out placement counseling) shall apply.

     (c)  DEFINITION - The term "completely disabled" as used in this paragraph
          5.8 shall mean the inability of Dr. Curaudeau to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to keep Dr. Curaudeau from satisfactorily performing any and all essential functions of his position for the Company during the foreseeable future.

5.9 DEATH - Except as set out below, effective the date of death (the "DATE OF DEATH") of Dr. Curaudeau, this Agreement and both parties' rights and obligations under this Agreement shall terminate without further notice or action by either party. Within 30 days after the Date of Death (and the automatic concurrent termination of this Agreement), the Company shall pay the following amounts to Dr. Curaudeau's estate:

     (a)  BASE SALARY - Base salary owing to Dr. Curaudeau up to his Date of
          Death.

     (b) PAYMENT IN LIEU OF BENEFITS - In lieu of employee benefit coverage for his eligible dependents after his Date of Death, a payment in the amount of 10% of his annual base salary in effect at his Date of Death.

     (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with the Company's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Dr. Curaudeau prior to his Date of Death, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

     (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to Dr. Curaudeau as at his Date of Death.

     (e) RRSP CONTRIBUTION - A prorated contribution to Dr. Curaudeau's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Curaudeau and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

     (f) BONUS - A prorated payment to Dr. Curaudeau in respect of his entitlement to participate in the Company's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Curaudeau and the entitlement to be at the maximum level Dr. Curaudeau would have otherwise been eligible to receive in the current calendar year.

     After his Date of Death, Dr. Curaudeau's participation and/or entitlement under any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Dr. Curaudeau.

6.       CONFLICT OF INTEREST

6.1 AVOID CONFLICT OF INTEREST - Except as set out below, during the term of his employment with QLT, Dr. Curaudeau agrees to conduct himself at all times so as to avoid any real or apparent conflict of interest with the activities, policies, operations and interests of QLT. To avoid improper appearances, Dr.


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                                                                   EXHIBIT 10.80


     Curaudeau agrees that he will not accept any financial compensation of any kind, nor any special discount, loan or favour from persons, corporations or organizations having dealings or potential dealings with QLT, either as a customer or a supplier or a co-venturer. The Company and Dr. Curaudeau acknowledge and agree that from time to time the President may consent in writing to activities by Dr. Curaudeau which might otherwise appear to be a real or apparent conflict of interest.

6.2 NO FINANCIAL ADVANTAGE - During the term of his employment with QLT, Dr. Curaudeau agrees that neither he nor any members of his immediate family will take financial advantage of or benefit financially from information that is obtained in the course of his employment related duties and responsibilities unless the information is generally available to the public.

6.3 COMPLY WITH POLICIES - During the term of his employment with QLT, Dr. Curaudeau agrees to comply with all written policies issued by QLT dealing with conflicts of interest.

6.4 BREACH EQUALS CAUSE - Dr. Curaudeau acknowledges and agrees that breach by him of the provisions of this Section 6 shall be cause for immediate termination by the Company of his employment with the Company.

7.       CONFIDENTIALITY

7.1 INFORMATION HELD IN TRUST - Dr. Curaudeau acknowledges and agrees that all business and trade secrets, confidential information and knowledge which Dr. Curaudeau acquires during his employment with QLT relating to the business and affairs of QLT or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT, or in which QLT is or may become interested (collectively, "CONFIDENTIAL INFORMATION"), shall for all purposes and at all times, both during the term of Dr. Curaudeau's employment with the Company and at all times thereafter, be held by Dr. Curaudeau in trust for the exclusive benefit of the Company.

7.2 NON DISCLOSURE - Dr. Curaudeau acknowledges and agrees that both during the term of his employment with QLT and at all times thereafter, without the express or implied consent of QLT, Dr. Curaudeau will not:

     (a) DISCLOSE - Disclose to any company, firm or person, other than QLT and its directors and officers, any of the private affairs of QLT or any Confidential Information of QLT; or

     (b) USE - Use any Confidential Information that he may acquire with respect to QLT's affairs for his own purposes or for any purposes, other than those of the Company.

7.3      INTELLECTUAL PROPERTY RIGHTS

     (a) DISCLOSE INVENTIONS - Dr. Curaudeau agrees to promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like (collectively, "INVENTIONS") that Dr. Curaudeau may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in the course of his employment with the Company.

     (b) INVENTIONS ARE QLT PROPERTY - All Inventions and all other work of Dr. Curaudeau in the course of his employment with the Company shall at all times and for all purposes be the property of QLT for QLT to use, alter, vary, adapt and exploit as it shall see fit, and shall be acquired or held by Dr. Curaudeau in a fiduciary capacity solely for the benefit of QLT.

     (c)  ADDITIONAL REQUIREMENTS - Dr. Curaudeau agrees to:



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                                                                   EXHIBIT 10.80


          I. Treat all information with respect to Inventions as Confidential Information.
          II. Keep complete and accurate records of Inventions, which records shall be the property of QLT and copies of which records shall be maintained at the premises of QLT.
          III. Execute all assignments and other documents required to assign and transfer to QLT (or such other persons as QLT may direct) all right, title and interest in and to the Inventions and all other work of Dr. Curaudeau in the course of his employment with the Company, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, including, but not limited to, all rights to acquire in the name of QLT or its nominee(s) patents, registration of copyrights, design patents and registrations, trade marks and other forms of protection that may be available.
          IV. Execute all documents and do all acts reasonably requested by QLT to give effect to this provision.

7.4 RECORDS - Dr. Curaudeau agrees that all records or copies of records concerning QLT's activities, business interests or investigations made or received by him during his employment with QLT are and shall remain the property of QLT. He further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of his employment or at any time during his employment at QLT's request.

7.5 NO USE OF FORMER EMPLOYER'S MATERIALS - Dr. Curaudeau certifies that he has not brought to QLT and will not use while performing his employment duties for QLT any materials or documents of any former employer which are not generally available to the public, except if the right to use the materials or documents has been duly licensed to QLT by the former employer.

8.       POST-EMPLOYMENT RESTRICTIONS

8.1 NON-COMPETE - Dr. Curaudeau agrees that, without the prior written consent of QLT, for a period of two years following termination of his employment with the Company for any reason (by resignation or otherwise), as measured from his Last Active Day, Dr. Curaudeau shall not:

     (a) PARTICIPATE IN A COMPETITIVE BUSINESS - Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT with respect to:

          I. The development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, opthalmic, auto-immune and cardiovascular disease, or
          II. If the core technology base of the Company diversifies beyond photodynamic therapy, the development and/or commercialization and/or marketing of pharmaceutical products that are based on a significantly similar technology platform and are used in the treatment of substantially the same medical indications as products which have become a significant component of the Company's core business, anywhere in Canada, the United States or Europe.

     (b) SOLICIT ON BEHALF OF A COMPETITIVE BUSINESS - Directly or indirectly call upon or solicit any QLT employee or QLT customer or known prospective customer of QLT on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT with respect to:



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                                                                   EXHIBIT 10.80


          I. The development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, opthalmic, auto-immune and cardiovascular disease, or
          II. If the core technology base of the Company diversifies beyond photodynamic therapy, the development and/or commercialization and/or marketing of pharmaceutical products that are based on a significantly similar technology platform and are used in the treatment of substantially the same medical indications as products which have become a significant component of the Company's core business, anywhere in Canada, the United States or Europe.

     (c) SOLICIT EMPLOYEES - Directly or indirectly solicit any individual to leave QLT's employment for any reason or interfere in any other manner with the employment relationship existing between QLT and its current or prospective employees.

     (d) SOLICIT CUSTOMERS - Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of QLT to cease doing business with QLT or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and QLT.

8.2 MINORITY SHARE INTERESTS ALLOWED - The parties agree that nothing contained in paragraph 8.1 is intended to prohibit Dr. Curaudeau from owning any minority interest in any company where stock or shares are traded publicly.

9.       REMEDIES

9.1  IRREPARABLE DAMAGE - Dr. Curaudeau acknowledges and agrees that:

     (a) BREACH - Any breach of any provision of this Agreement could cause irreparable damage to QLT; and

     (b) CONSEQUENCES OF BREACH - In the event of a breach of any provision of this Agreement by him, QLT shall have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by him of any of the provisions of this Agreement including, without limitation, the provisions of Sections 7 and 8.

9.2 INJUNCTION - In the event of any dispute under Sections 7 and/or 8, Dr. Curaudeau agrees that QLT shall be entitled, without showing actual damages, to a temporary or permanent injunction restraining his conduct, pending a determination of such dispute and that no bond or other security shall be required from QLT in connection therewith.

9.3 ADDITIONAL REMEDIES - Dr. Curaudeau acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it shall see fit.

10.      GENERAL MATTERS

10.1 TAX WITHHELD - The parties acknowledge and agree that all payments to be made by the Company to the Employee under this Agreement will be subject to the Company's withholding of applicable withholding taxes.



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                                                                   EXHIBIT 10.80


10.2 INDEPENDENT LEGAL ADVICE - Dr. Curaudeau acknowledges that he has obtained or had the opportunity to obtain independent legal advice with respect to this Agreement and all of its terms and conditions.

10.3 BINDING AGREEMENT - The parties agree that this Agreement shall enure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.

10.4 GOVERNING LAW - The parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

10.5 NOTICE - The parties agree that any notice or other communication required to be given under this Agreement shall be in writing and shall be delivered personally or by facsimile transmission to the addresses set forth on page 1 of this Agreement to the attention of the following persons:

     (a)  IF TO THE COMPANY - Attention: President, Fax No. (604) 875-0001,

          WITH A COPY TO:

          Farris, Vaughn, Wills & Murphy
          Barristers & Solicitors
          26th Floor, 700 West Georgia Street
          Vancouver, British Columbia
          V7Y 1B3
          Attention:  R. Hector MacKay-Dunn
          Fax No.:   (604) 661-1730

     (b)  IF TO THE EMPLOYEE - Fax No. ___________;

     or to such other addresses and persons as may from time to time be notified in writing by the parties. Any notice delivered personally shall be deemed to have been given and received at the time of delivery. Any notice delivered by facsimile transmission shall be deemed to have been given and received on the next business day following the date of transmission.

10.6     SURVIVAL OF TERMS

     (a) EMPLOYEE'S OBLIGATIONS - Dr. Curaudeau acknowledges and agrees that his representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 7, 8 and 10 of this Agreement shall survive any termination of this Agreement.

     (b) COMPANY'S OBLIGATIONS - The Company acknowledges and agrees that its representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 3, 4, 5 and 10 of this Agreement shall survive any termination of this Agreement.

     (c) WITHOUT PREJUDICE - Any termination of this Agreement shall be without prejudice to any rights and obligations of the parties arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

10.7 WAIVER - The parties agree that any waiver of any breach or default under this Agreement shall only


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                                                                   EXHIBIT 10.80


      be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act, omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

10.8 ENTIRE AGREEMENT - The parties agree that the provisions contained in this Agreement, Dr. Curaudeau's Change in Control Letter Agreement and any Stock Option Agreements between the Company and Dr. Curaudeau constitute the entire agreement between QLT and Dr. Curaudeau with respect to the subject matters hereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between QLT and Dr. Curaudeau regarding the subject matters hereof. To the extent that there is any conflict between the provisions of this Agreement, Dr. Curaudeau's Change in Control Letter Agreement and any Stock Option Agreements between the Company and Dr. Curaudeau, the following provisions shall apply:

      (a) CHANGE IN CONTROL - If the conflict is with respect to an event, entitlement or obligation in the case of a Change in Control of the Company (as defined in the Change in Control Letter Agreement), the provisions of the Change in Control Letter Agreement will govern (unless the parties otherwise mutually agree).

      (b) STOCK OPTIONS - If the conflict is with respect to an entitlement or obligation with respect to stock options of the Company, the provisions of the Stock Option Agreements will govern (unless the parties otherwise mutually agree).

      (c) OTHER - In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).

10.9 SEVERABILITY OF PROVISIONS - If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law):

      (a) The application of that provision under circumstances different from those adjudicated by the court;

      (b)  The application of any other provision of this Agreement; or

      (c)  The enforceability or invalidity of this Agreement as a whole.

      If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement will continue in full force and effect.

10.10 CAPTIONS - The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.



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                                                                   EXHIBIT 10.80



10.11 AMENDMENTS - Any amendment to this Agreement shall only be effective if the amendment is in writing and is signed by the Company and Dr. Curaudeau.


     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.


QLT INC.


BY:  ____________________________                  _____________________________
     LINDA LUPINI                                  DR. ALAIN CURAUDEAU
     VICE PRESIDENT, HUMAN RESOURCES
     & ADMINISTRATION



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

                                                                   EXHIBIT 10.80


                                   SCHEDULE A

                             ADDITIONAL COMPENSATION


1. Additional Compensation as set out in the Company's offer of employment to Dr. Curaudeau, a copy of which is attached to this Schedule A.





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